CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Currency-Linked Step Up Notes Linked to the Brazilian Real/Euro Exchange Rate Measure, due May 30, 2012	2,532,177	$10.00	$25,298,582.50	$1,803.79

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-158663

The notes are being offered by Bank of America Corporation (“BAC”). The notes will have the terms specified in this term sheet as supplemented by the documents indicated below under “Additional Terms” (together, the “Note Prospectus”). Investing in the notes involves a number of risks. There are important differences between the notes and a conventional debt security, including different investment risks. See “Risk Factors” and “Additional Risk Factor” on page TS-5 of this term sheet and beginning on page S-9 of product supplement STEP UP-2. The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

In connection with this offering, each of Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) and its broker-dealer affiliate First Republic Securities Company, LLC (“First Republic”) is acting in its capacity as principal for your account.

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Unit	Total
Public offering price (1)	$10.000	$25,298,582.50
Underwriting discount (1)	$0.175	$419,943.48
Proceeds, before expenses, to Bank of America Corporation	$9.825	$24,878,639.02

(1)	The public offering price and underwriting discount for any purchase of 500,000 units or more in a single transaction by an individual investor will be $9.95 per unit and $0.125 per unit, respectively. The public offering price and underwriting discount for an aggregate of 132,500 units purchased by certain fee-based trusts and fee-based discretionary accounts managed by U.S. Trust operating through Bank of America, N.A. will be $9.825 per unit and $0.00 per unit, respectively.

Merrill Lynch & Co.

May 27, 2010

2,532,177 Units Pricing Date May 27, 2010

Currency-Linked Step Up Notes Settlement Date June 4, 2010

Linked to the Brazilian Real/Euro Exchange Rate Measure, Maturity Date May 30, 2012

due May 30, 2012 CUSIP No. 06052H783

$10 principal amount per unit

Term Sheet No. 341

Currency-Linked Step Up Notes

• Linked to the Brazilian Real/Euro Exchange Rate Measure (the “Exchange Rate Measure”), which represents a long position in the Brazilian real relative to the euro

• Step Up Payment of $2.375 per unit at maturity if the value of the Exchange Rate Measure is unchanged or increases, but does not increase above the Step Up Value

• 100% participation in any increase in the value of the Exchange Rate Measure if it increases above the Step Up Value

• 90% principal protected at maturity against decreases in the value of the Exchange Rate Measure

• A maturity of approximately two years

• Repayment of principal at maturity is subject to the credit risk of Bank of America Corporation

• No periodic interest payments

• No listing on any securities exchange ENHANCED INCOME

STRUCTURED INVESTMENTS

PRINCIPAL PROTECTION

ENHANCED INCOME

MARKET PARTICIPATION

ENHANCED PARTICIPATION

Summary

The Currency-Linked Step Up Notes Linked to the Brazilian Real/Euro Exchange Rate Measure, due May 30, 2012 (the “notes”) are our senior unsecured debt securities. The notes are not guaranteed or insured by the Federal Deposit Insurance Corporation (the “FDIC”) or secured by collateral, and they are not guaranteed under the FDIC’s Temporary Liquidity Guarantee Program. The notes will rank equally with all of our other unsecured and unsubordinated debt, and any payments due on the notes, including any repayment of principal, will be subject to the credit risk of BAC.

The Brazilian Real/Euro Exchange Rate Measure (the “Exchange Rate Measure”) to which the notes are linked tracks the value of an investment in the Brazilian real, based on the exchange rate of the Brazilian real relative to the euro. The notes provide investors with a Step Up Payment if the value of the Exchange Rate Measure is unchanged or increases from the Starting Value to the Ending Value, as determined on a calculation day shortly before the maturity date, but does not increase above the Step Up Value. If the value of the Exchange Rate Measure increases from the Starting Value to an Ending Value that is above the Step Up Value, investors will participate on a 1-for-1 basis in the increase above the Starting Value. Investors should be of the view that the value of the Exchange Rate Measure will increase (that is, the Brazilian real will strengthen relative to the euro) over the term of the notes. Investors must be willing to forgo interest payments on the notes and be willing to accept a repayment at maturity that is up to 10% less than the Original Offering Price.

Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement STEP UP-2. Unless otherwise indicated or unless the context requires otherwise, all references in this document to “we,” “us,” “our,” or similar references are to BAC.

Terms of the Notes

Issuer:	Bank of America Corporation (“BAC”)
Original Offering Price:	$10.00 per unit
Term:	Approximately two years
Exchange Rate Measure:	The Brazilian Real/Euro Exchange Rate Measure, which tracks the value of an investment in the Brazilian real, based on the exchange rate of the Brazilian real relative to the euro.
Initial Exchange Rate:	2.2479
Starting Value:	100
Ending Value:

The value of the Exchange Rate Measure on the calculation day, calculated based upon the exchange rate of the Brazilian real relative to the euro on that day, as described below under “The Exchange Rate Measure.” If it is determined that the scheduled calculation day is not a business day, or if either of the exchange rates that will be used to determine the Ending Value as described below is not quoted on the scheduled calculation day, the Ending Value will be determined as more fully described beginning on page TS-7 below.

Calculation Day:	May 22, 2012
Step Up Payment:	$2.375 per unit at maturity (representing a return of 23.75% over the Original Offering Price).
Step Up Value:	123.75 (representing 123.75% of the Starting Value).
Minimum Redemption Amount:	$9.00 per unit
Calculation Agent:	Merrill Lynch Capital Services, Inc., a subsidiary of BAC

Determining the Redemption Amount for the Notes

On the maturity date, you will receive a cash payment per unit of the notes (the “Redemption Amount”) calculated as follows:

Hypothetical Payout Profile

This graph reflects the hypothetical returns on the notes at maturity, based on the Step Up Payment of $2.375, the Step Up Value of 123.75, and the Minimum Redemption Amount of $9.00. The blue line reflects the hypothetical returns on the notes, while the dotted gray line reflects the hypothetical returns of a direct investment in the Exchange Rate Measure.

This graph has been prepared for purposes of illustration only. Your actual return will depend on the actual Ending Value and the term of your investment.

Hypothetical Redemption Amounts

Examples

Set forth below are four examples of Redemption Amount calculations (rounded to three decimal places) payable at maturity, based upon the Minimum Redemption Amount of $9.00 (per unit), the Starting Value of 100.00, the Step Up Payment of $2.375, and the Step Up Value of 123.75:

Example 1—The hypothetical Ending Value is equal to 50.00:

Redemption Amount (per unit) = the greater of (a) $10 +	[	$10 ×	(50.00 – 100.00	)]	= $5.000 and (b) $9.000
100.00

Redemption Amount (per unit) = $9.00 (The Redemption Amount cannot be less than the Minimum Redemption Amount.)

Example 2—The hypothetical Ending Value is equal to 97.00:

Redemption Amount (per unit) = $10 +	[	$10 ×	(97.00 – 100.00	)]	= $9.700
100.00

Example 3—The hypothetical Ending Value is equal to 102.00:

Redemption Amount (per unit) = $10.000 + $2.375 = $12.375

In this case, because the hypothetical Ending Value is greater than the Starting Value but less than or equal to the Step Up Value, the hypothetical Redemption Amount (per unit) will equal $12.375, which is the sum of the Original Offering Price of $10.00 and the Step Up Payment of $2.375.

Example 4—The hypothetical Ending Value is equal to 130.00:

Redemption Amount (per unit) = $10 +	[	$10 ×	(130.00 – 100.00	)]	= $13.000
100.00

In this case, because the hypothetical Ending Value is greater than the Step Up Value, the hypothetical Redemption Amount (per unit) will equal $13.000.

The following table illustrates, for the Starting Value of 100 and a range of hypothetical Ending Values of the Exchange Rate Measure:

▪	the percentage change from the Starting Value to the hypothetical Ending Value;
▪	the hypothetical Redemption Amount per unit of the notes (rounded to three decimal places);
▪	the total rate of return to holders of the notes; and
▪	the pretax annualized rate of return to holders of the notes.

The table below is based on the Step Up Payment of $2.375, the Step Up Value of 123.75, and the Minimum Redemption Amount of $9.00 per unit.

Hypothetical Ending Value	Percentage Change from the Starting Value to the Hypothetical Ending Value	Hypothetical Redemption Amount per Unit	Total Rate of Return on the Notes	Pretax Annualized Rate of Return on the Notes(1)
50.00	-50.00%	$9.000	-10.00%	-5.23%
60.00	-40.00%	$9.000	-10.00%	-5.23%
70.00	-30.00%	$9.000	-10.00%	-5.23%
80.00	-20.00%	$9.000	-10.00%	-5.23%
90.00	-10.00%	$9.000(2)	-10.00%	-5.23%
95.00	-5.00%	$9.500	-5.00%	-2.56%
97.00	-3.00%	$9.700	-3.00%	-1.53%
99.00	-1.00%	$9.900	-1.00%	-0.50%
100.00(3)	0.00%	$12.375(4)	23.75%	11.01%
101.00	1.00%	$12.375	23.75%	11.01%
102.00	2.00%	$12.375	23.75%	11.01%
103.00	3.00%	$12.375	23.75%	11.01%
105.00	5.00%	$12.375	23.75%	11.01%
110.00	10.00%	$12.375	23.75%	11.01%
115.00	15.00%	$12.375	23.75%	11.01%
123.75(5)	23.75%	$12.375	23.75%	11.01%
130.00	30.00%	$13.000	30.00%	13.64%
140.00	40.00%	$14.000	40.00%	17.65%
150.00	50.00%	$15.000	50.00%	21.46%

(1)	The annualized rates of return specified in this column are calculated on a semi-annual bond equivalent basis and assume an investment term from June 4, 2010 to May 30, 2012, the term of the notes.

(2)	The Redemption Amount will not be less than the Minimum Redemption Amount of $9.000 per unit of the notes.

(3)	This is the Starting Value.

(4)	This amount represents the sum of the Original Offering Price and the Step Up Payment.

(5)	This is the Step Up Value.

The above figures are for purposes of illustration only. The actual Redemption Amount and the resulting total and pretax annualized rates of return will depend on the actual Ending Value and the term of your investment.

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page S-9 of product supplement STEP UP-2 and page S-4 of the MTN prospectus supplement identified below under “Additional Terms.” We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

▪	Your investment may result in a loss; there is no guaranteed return of principal.

▪	Your yield may be less than the yield on a conventional debt security of comparable maturity.

▪	You must rely on your own evaluation of the merits of an investment linked to the Exchange Rate Measure.

▪

In seeking to provide you with what we believe to be commercially reasonable terms for the notes while providing the selling agents with compensation for their services, we have considered the costs of developing, hedging, and distributing the notes.

▪	A trading market is not expected to develop for the notes.

▪	Payments on the notes are subject to our credit risk, and changes in our credit ratings are expected to affect the value of the notes.

▪	The Redemption Amount will not be affected by all developments relating to the Exchange Rate Measure.

▪

If you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than their Original Offering Price.

▪	Purchases and sales by us and our affiliates of the Brazilian real and the euro may affect your return.

▪	Our trading and hedging activities may create conflicts of interest with you.

▪	Our hedging activities may affect your return at maturity and the market value of the notes.

▪	There may be potential conflicts of interest involving the calculation agent. We have the right to appoint and remove the calculation agent.

▪	The return on the notes depends on the Exchange Rate Measure, which is affected by many complex factors outside of our control.

▪	The Exchange Rate Measure could be affected by the actions of the governments of Brazil, the European Union, and the United States.

▪	Even though currencies trade around-the-clock, the notes will not trade around-the-clock, and the prevailing market prices for the notes may not reflect the current exchange rate.

▪	Suspensions or disruptions of market trading in the Brazilian real, the euro, and the U.S. dollar may adversely affect the value of your notes.

▪	The notes are payable only in U.S. dollars and you will have no right to receive any payments in Brazilian real or euro.

▪

The U.S. federal income tax consequences of the notes are uncertain and may be adverse to a holder of the notes. See “Summary Tax Consequences” and “Certain U.S. Federal Income Taxation Considerations” below and “U.S. Federal Income Tax Summary” beginning on page S-23 of product supplement STEP UP-2.

Additional Risk Factor

Changes in the exchange rate of the Brazilian real relative to the U.S. dollar or in the exchange rate of the euro relative to the U.S. dollar may affect the Redemption Amount, particularly during days on which one or both of the exchange rates are not published.

The calculation agent will determine the Final Exchange Rate based on the exchange rate of the Brazilian real relative to the U.S. dollar, as well as the exchange rate of the euro relative to the U.S. dollar (as described on page TS-7). During a Non-Publication Event (as defined on page TS-7), the calculation agent may calculate the exchange rate of the Brazilian real relative to the U.S. dollar and the exchange rate of the euro relative to the U.S. dollar on different days. Changes in the value of the Brazilian real relative to the U.S. dollar or changes in the value of the euro relative to the U.S. dollar during those days could reduce the Redemption Amount.

Investor Considerations

You may wish to consider an investment in the notes if:

▪

You anticipate that the Ending Value will be greater than the Starting Value. In other words, you anticipate that the value of the Exchange Rate Measure will increase (that is, the Brazilian real will strengthen relative to the euro) over the term of the notes.

▪	You accept that you will lose up to 10% of your original investment amount if the Ending Value is less than the Starting Value.

▪	You are willing to forgo interest payments on the notes, such as fixed or floating rate interest paid on traditional interest bearing debt securities.

▪

You are willing to accept that a trading market is not expected to develop for the notes. You understand that secondary market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness.

▪	You are willing to make an investment, the payments on which depend on our creditworthiness, as the issuer of the notes.

The notes may not be an appropriate investment for you if:

▪

You anticipate that the Ending Value will be less than the Starting Value. In other words, you anticipate that the value of the Exchange Rate Measure will decrease (that is, the Brazilian real will weaken relative to the euro) over the term of the notes.

▪	You seek 100% principal protection or preservation of capital.

▪	You seek interest payments or other current income on your investment.

▪	You seek assurances that there will be a liquid market if and when you want to sell the notes prior to maturity.

▪	You are unwilling or are unable to assume the credit risk associated with us, as the issuer of the notes.

Other Provisions

We will deliver the notes against payment therefor in New York, New York on a date that is greater than three business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than three business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

If you place an order to purchase the notes, you are consenting to each of MLPF&S and its broker-dealer affiliate First Republic acting as a principal in effecting the transaction for your account.

Supplement to the Plan of Distribution

MLPF&S and First Republic, each a broker-dealer subsidiary of BAC, are members of the Financial Industry Regulatory Authority, Inc. (formerly the National Association of Securities Dealers, Inc. (the “NASD”)) and will participate as selling agents in the distribution of the notes. Accordingly, offerings of the notes will conform to the requirements of NASD Rule 2720. Under our distribution agreement with the selling agents, MLPF&S will purchase the notes from us on the issue date as principal at the purchase price indicated on the cover of this term sheet, less the indicated underwriting discount. MLPF&S will not receive an underwriting discount for MITTS sold to certain fee-based trusts and fee-based discretionary accounts managed by U.S. Trust operating through Bank of America, N.A. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units.

MLPF&S and First Republic may use this Note Prospectus for offers and sales in secondary market transactions and market-making transactions in the notes but are not obligated to engage in such secondary market transactions and/or market-making transactions. MLPF&S and First Republic may act as principal or agent in these transactions, and any such sales will be made at prices related to prevailing market prices at the time of the sale.

The Exchange Rate Measure

The notes are designed to allow investors to participate in the movements of the Exchange Rate Measure over the term of the notes. The Exchange Rate Measure is designed to track the value of an investment in the Brazilian real, based on the exchange rate of the Brazilian real relative to the euro. The notes provide upside participation at maturity if the value of the Exchange Rate Measure increases (that is, the Brazilian real strengthens relative to the euro) over the term of the notes.

The exchange rate of the Brazilian real relative to the euro is expressed as the number of units of the Brazilian real for which one euro can be exchanged. Accordingly, an increase in the exchange rate means that the Brazilian real has weakened against the euro; a decrease in the exchange rate means that the Brazilian real has strengthened against the euro. If investing in the notes, investors should be of the view that the value of the Exchange Rate Measure will increase over the term of the notes (that is, the Brazilian real will strengthen relative to the euro from the Initial Exchange Rate, determined on the pricing date, to the Final Exchange Rate, determined on a calculation day shortly before the maturity date).

The Initial Exchange Rate (which was rounded to four decimal places) was, and Final Exchange Rate (which will be rounded to four decimal places) will be, the product of:

a)	the Brazilian real/U.S. dollar exchange rate (that is, the number of Brazilian reais for which one U.S. dollar can be exchanged as reported by Reuters Group PLC (“Reuters”), under ASK on page BRFR, or any substitute page thereto, under USD, at approximately 6:00 p.m. in Sao Paulo); and

b)	the U.S. dollar/euro exchange rate (that is, the number of U.S. dollars for which one euro can be exchanged as reported by Reuters, under Reuters page WMRSPOT, or any substitute page thereto, at approximately 4:00 p.m. in London).

If the calculation agent determines that the scheduled calculation day is not a business day by reason of an extraordinary event, occurrence, declaration, or otherwise, or one or both of the exchange rates specified in (a) or (b) above is not so quoted on the applicable page indicated above on the scheduled calculation day, each, a “Non-Publication Event” then the calculation agent will determine the Final Exchange Rate as follows:

•

with respect to any exchange rate which is not affected by a Non-Publication Event, the Final Exchange Rate will be based on that unaffected exchange rate as quoted on the scheduled calculation day; and

•

with respect to any exchange rate which is affected by a Non-Publication Event, the calculation agent will determine such exchange rate on the next applicable business day on which such exchange rate is so quoted.

For example, if the U.S. dollar/euro exchange rate is quoted on the applicable page on the scheduled calculation day, but the Brazilian reais/U.S. dollar exchange rate is not quoted on the applicable page on the scheduled calculation day, then the calculation agent will determine the Final Exchange Rate based on the product of (i) the U.S. dollar/euro exchange rate as so quoted on the scheduled calculation day, and (ii) the Brazilian reais/U.S. dollar exchange rate on the next applicable business day on which such exchange rate is so quoted.

However, in no event will the determination of the Final Exchange Rate be postponed to a date that is later than the close of business in New York, New York on the second scheduled business day prior to the maturity date (the “final determination date”).

If, following a Non-Publication Event and postponement as described above, one or both of the exchange rates specified in (a) or (b) above remains not quoted on the final determination date, the Final Exchange Rate, will nevertheless be determined on the final determination date. The calculation agent, in its sole discretion, will determine the Final Exchange Rate in a manner which the calculation agent considers commercially reasonable under the circumstances. In making its determination, the calculation agent may take into account spot quotations for the applicable exchange rates and any other information that it deems relevant.

The Starting Value was set to 100 on the pricing date.

The Ending Value will equal the value of the Exchange Rate Measure on the calculation day.

The value of the Exchange Rate Measure on the calculation day will equal:

100 +	[	100 ×	(	Initial Exchange Rate - Final Exchange Rate	)]
Final Exchange Rate

Any strengthening of the Brazilian real relative to the euro will result in an increase in the Ending Value while any weakening of the Brazilian real relative to the euro will result in a decrease in the Ending Value.

The “Initial Exchange Rate” was determined on the pricing date.

The “Final Exchange Rate” will be determined on the calculation day, subject to postponement as described above.

Hypothetical Calculations of the Ending Value

Set forth below are two examples of hypothetical Ending Value calculations (rounded to two decimal places), based on the Initial Exchange Rate of 2.2479, which was the product of (a) the Brazilian real/U.S. dollar exchange rate of 1.8328 Brazilian reais per U.S. dollar and (b) the U.S. dollar/euro exchange rate of 1.2265 U.S. dollars per euro, rounded to four decimal places, based on the applicable exchange rates as reported on the pages specified on page TS-7 on the pricing date, and assuming hypothetical Final Exchange Rates as follows.

Example 1:

Initial Exchange Rate:	2.2479
Hypothetical Final Exchange Rate:	4.4959

The hypothetical Ending Value would be 50.00, determined as follows:

Ending Value = 100 +	[	100 ×	(2.2479 – 4.4959	)]	= 50.00
4.4959

Example 2:

Initial Exchange Rate:	2.2479
Hypothetical Final Exchange Rate:	1.7291

The hypothetical Ending Value would be 130.00, determined as follows:

Ending Value = 100 +	[	100 ×	(2.2479 – 1.7291	)]	= 130.00
1.7291

Historical Data on the Brazilian Real/Euro Exchange Rate

The following table sets forth the high and low daily exchange rates for the Brazilian real versus the euro from the first quarter of 2005 through the pricing date. These exchange rates were derived from publicly available information on Bloomberg, L.P., and were calculated by determining, for each period, the high/low exchange rate of the Brazilian real relative to the U.S. dollar, and multiplying that rate by the high/low exchange rate for the euro relative to the U.S. dollar. These exchange rates should not be taken as an indication of the future performance of the Exchange Rate Measure, or as an indication of whether, or to what extent, the Ending Value will be greater than the Starting Value.

As described above, the exchange rate is expressed as the number of Brazilian reais for which one euro can be exchanged. As a result, the “High” values represent the weakest the Brazilian real was relative to the euro for the given quarter, while the “Low” values represent the strongest the Brazilian real was relative to the euro for the given quarter.

On the pricing date, the Initial Exchange Rate was 2.2479 Brazilian reais per euro.

	Low	High
2005
First Quarter	3.2741	3.7217
Second Quarter	2.8065	3.4796
Third Quarter	2.6351	3.1192
Fourth Quarter	2.5225	2.8986

2006
First Quarter	2.4871	2.8754
Second Quarter	2.4857	3.0413
Third Quarter	2.6548	2.8677
Fourth Quarter	2.6645	2.9237

2007
First Quarter	2.6358	2.8809
Second Quarter	2.5334	2.7957
Third Quarter	2.4618	2.9861
Fourth Quarter	2.4345	2.7350

2008
First Quarter	2.4122	2.9006
Second Quarter	2.4477	2.7895
Third Quarter	2.1837	3.1293
Fourth Quarter	2.3880	3.6231

2009
First Quarter	2.7272	3.4372
Second Quarter	2.4848	3.2521
Third Quarter	2.4533	2.9716
Fourth Quarter	2.4208	2.7038

2010
First Quarter	2.2830	2.7502
Second Quarter (through the pricing date)	2.1031	2.5717

The following graph sets forth monthly historical values of the Exchange Rate Measure from January 1, 2005 through April 30, 2010 based upon historical exchange rates as of the end of each month. For purposes of this graph, the value of the Exchange Rate Measure was set to 100 as of December 31, 2004 and the value of the Exchange Rate Measure as of the end of each month is based upon the hypothetical Ending Value as of the end of that month, calculated as described in the section “The Exchange Rate Measure” above. This historical data on the exchange rates as reported by Bloomberg is not necessarily indicative of the future performance of the exchange rates or the Exchange Rate Measure or what the value of the notes may be. Any historical upward or downward trend in the value of the Exchange Rate Measure during any period set forth below is not an indication that the Ending Value will be greater than the Starting Value.

Summary Tax Consequences

You should consider the U.S. federal income tax consequences of an investment in the notes, including the following:

•

Although there are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization, for U.S. federal income tax purposes, of the notes, we intend to treat the notes as debt instruments for U.S. federal income tax purposes and, where required, intend to file information returns with the IRS in accordance with such treatment.

•	A U.S. Holder will be required to report original issue discount (“OID”) or interest income based on a “comparable yield” with respect to a note without regard to cash, if any, received on the notes.

•

Upon a sale, exchange, or retirement of a note prior to maturity, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, or retirement and the holder’s tax basis in the notes. A U.S. Holder generally will treat any gain as ordinary interest income, and any loss as ordinary up to the amount of previously accrued OID and then as capital loss. At maturity, (i) if the actual Redemption Amount exceeds the projected Redemption Amount, a U.S. Holder must include such excess as interest income, or (ii) if the projected Redemption Amount exceeds the actual Redemption Amount, a U.S. Holder will generally treat such excess first as an offset to previously accrued OID for the taxable year, then as an ordinary loss to the extent of all prior OID inclusions, and thereafter as a capital loss.

Certain U.S. Federal Income Taxation Considerations

Set forth below is a summary of certain U.S. federal income tax considerations relating to an investment in the notes. The following summary is not complete and is qualified in its entirety by the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-23 of product supplement STEP UP-2, which you should carefully review prior to investing in the notes. Capitalized terms used and not defined herein have the meanings ascribed to them in product supplement STEP UP-2.

General.    There are no statutory provisions, regulations, published rulings, or judicial decisions addressing the characterization, for U.S. federal income tax purposes, of notes or other instruments with terms substantially the same as the notes. However, although the matter is not free from doubt, under current law, each note should be treated as a debt instrument for U.S. federal income tax purposes. We currently intend to treat the notes as debt instruments for U.S. federal income tax purposes and, where required, intend to file information returns with the IRS in accordance with such treatment, in the absence of any change or clarification in the law, by regulation or otherwise, requiring a different characterization of the notes. You should be aware, however, that the IRS is not bound by our characterization of the notes as indebtedness and the IRS could possibly take a different position as to the proper characterization of the notes for U.S. federal income tax purposes. If the notes are not in fact treated as debt instruments for U.S. federal income tax purposes, then the U.S. federal income tax treatment of the purchase, ownership, and disposition of the notes could differ materially from the treatment discussed below, with the result that the timing and character of income, gain, or loss recognized in respect of a note could differ materially from the timing and character of income, gain, or loss recognized in respect of a note had the notes in fact been treated as debt instruments for U.S. federal income tax purposes. Accordingly, prospective purchasers are urged to consult their own tax advisors regarding the tax consequences of investing in the notes. The following summary assumes that the notes will be treated as debt instruments of BAC for U.S. federal income tax purposes.

Interest Accruals.    The amount payable on the notes at maturity will depend on the performance of the Exchange Rate Measure. We intend to take the position that the “denomination currency” (as defined in the applicable Treasury regulations) of the notes is the U.S. dollar and, accordingly, we intend to take the position that the notes will be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, subject to taxation under the “noncontingent bond method,” and the balance of this discussion assumes that this characterization is proper and will be respected. Under this characterization, the notes generally will be subject to the Treasury regulations governing contingent payment debt instruments. Under those regulations, a U.S. Holder will be required to report OID or interest income based on a “comparable yield” and a “projected payment schedule,” established by us for determining interest accruals and adjustments with respect to a note. A U.S. Holder who does not use the “comparable yield” and follow the “projected payment schedule” to calculate its OID and interest income on a note must timely disclose and justify the use of other estimates to the IRS.

Sale, Exchange, or Retirement of the Notes.    Upon a sale, exchange, or retirement of a note prior to maturity, a U.S. Holder generally will recognize taxable gain or loss equal to the difference between the amount realized on the sale, exchange, or retirement and the holder’s tax basis in the notes. A U.S. Holder’s tax basis in a note generally will equal the cost of that note, increased by the amount of OID previously accrued by the holder for that note (without regard to any positive or negative adjustments under the contingent payment debt regulations). A U.S. Holder generally will treat any gain as interest income, and will treat any loss as ordinary loss to the extent of the excess of previous interest inclusions over the total negative adjustments previously taken into account as ordinary losses, and the balance as long-term or short-term capital loss depending upon the U.S. Holder’s holding period for the notes. At maturity, (i) if the actual Redemption Amount exceeds the projected Redemption Amount, a U.S. Holder must include such excess as interest income, or (ii) if the projected Redemption Amount exceeds the actual Redemption Amount, a U.S. Holder will generally treat such excess first as an offset to previously accrued OID for the taxable year, then as an ordinary loss to the extent of all prior OID inclusions, and thereafter as a capital loss. The deductibility of capital losses by a U.S. Holder is subject to limitations.

Tax Accrual Table.    The following table is based upon a projected payment schedule (including a projection for tax purposes of the Redemption Amount) and a comparable yield equal to 1.74% per annum (compounded semi-annually), that we established for the notes. The table reflects the expected issuance of the notes on June 4, 2010 and the scheduled maturity date of May 30, 2012. The tax accrual table is based upon a projected payment schedule per $10.00 principal amount of the notes, which would consist of a single payment of $10.3506 at maturity. The information is provided solely for tax purposes, and we make no representations or predictions as to what the actual Redemption Amount will be.

Accrual Period	Interest Deemed to Accrue on the Notes During Accrual Period (per Unit of the Notes)	Total Interest Deemed to Have Accrued on the Notes as of End of Accrual Period (per Unit of the Notes)
June 4, 2010 to December 31, 2010	$0.1002	$0.1002
January 1, 2011 to December 31, 2011	$0.1765	$0.2767
January 1, 2012 to May 30, 2012	$0.0739	$0.3506

Projected Redemption Amount = $10.3506 per unit of the notes.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws. See the discussion under the section entitled “U.S. Federal Income Tax Summary” beginning on page S-23 of product supplement STEP UP-2.

Additional Terms

You should read this term sheet, together with the documents listed below, which together contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth under “Risk Factors” and “Additional Risk Factor” in the sections indicated on the cover of this term sheet. The notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

You may access the following documents on the SEC Website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC Website):

▪	Product supplement STEP UP-2 dated September 22, 2009:

http://www.sec.gov/Archives/edgar/data/70858/000119312509195722/d424b5.htm

▪	Series L MTN prospectus supplement dated April 21, 2009 and prospectus dated April 20, 2009:

http://www.sec.gov/Archives/edgar/data/70858/000095014409003387/g18667b5e424b5.htm

Our Central Index Key, or CIK, on the SEC Website is 70858.

We have filed a registration statement (including a product supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this term sheet relates. Before you invest, you should read the product supplement, the prospectus supplement, and the prospectus in that registration statement, and the other documents relating to this offering that we have filed with the SEC for more complete information about us and this offering. You may get these documents without cost by visiting EDGAR on the SEC Website at www.sec.gov. Alternatively, we, any agent, or any dealer participating in this offering will arrange to send you the Note Prospectus if you so request by calling MLPF&S toll-free at 1-866-500-5408.

Structured Investments Classification

MLPF&S classifies certain structured investments (the “Structured Investments”), including the notes, into four categories, each with different investment characteristics. The description below is intended to briefly describe the four categories of Structured Investments offered: Principal Protection, Enhanced Income, Market Participation, and Enhanced Participation. A Structured Investment may, however, combine characteristics that are relevant to one or more of the other categories. As such, a category should not be relied upon as a description of any particular Structured Investment.

Principal Protection: Principal Protected Structured Investments offer full or partial principal protection against decreases in the value of the underlying market measure (or increases in the value of an underlying market measure for bearish Structured Investments), while offering market exposure and the opportunity for a better return than may be available from comparable fixed income securities. Principal protection may not be achieved if the investment is sold prior to maturity.

Enhanced Income: Structured Investments offering enhanced income may offer an enhanced income stream through interim fixed or variable coupon payments. However, in exchange for receiving current income, investors may forfeit upside potential on the underlying asset. These investments generally do not include the principal protection feature.

Market Participation: Market Participation Structured Investments can offer investors exposure to specific market sectors, asset classes, and/or strategies that may not be readily available through traditional investment alternatives. Returns obtained from these investments are tied to the performance of the underlying asset. As such, subject to certain fees, the returns will generally reflect any increases or decreases in the value of such assets. These investments generally do not include the principal protection feature.

Enhanced Participation: Enhanced Participation Structured Investments may offer investors the potential to receive better than market returns on the performance of the underlying asset. Some structures may offer leverage in exchange for a capped or limited upside potential and also in exchange for downside risk. These investments generally do not include the principal protection feature.

The classification of Structured Investments is meant solely for informational purposes and is not intended to fully describe any particular Structured Investment nor guarantee any particular performance.